Exhibit 10.8

NONQUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

TRANSFIRST HOLDINGS CORP. 2015 OMNIBUS INCENTIVE PLAN

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Participant:

Grant Date:

Per Share Exercise Price: $

Number of Shares subject to this Option:

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THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between TransFirst Holdings Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the TransFirst Holdings Corp. 2015 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non-Qualified Stock Option provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2. Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a Non-Qualified Stock Option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of

Common Stock specified above (the “Option Shares”). [●] percent ([●]%) of the Option Shares shall be subject to time-based vesting, as set forth in Section 3(a) hereof (the “Service Option Shares”), and [●] percent ([●]%) of the Option Shares shall be subject to return-based vesting as set forth in Section 3(b) hereof (the “Return Target Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting and Exercise.

(a) Vesting of Service Option Shares. Subject to the provisions of Sections 3(d) and 3(e) hereof, the Service Option Shares shall vest and become exercisable with respect to [●] percent ([●]%) of the Service Option Shares on each of the [●] through [●] anniversaries of the Grant Date, provided the Participant remains continuously employed by the Company or any of its Subsidiaries from the Grant Date through such date.

(b) Vesting of Return Target Option Shares. Subject to the provisions of Section 3(d) hereof, the Return Target Option Shares shall vest and become exercisable if (i) the Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the Grant Date through the date of a Termination Event (as defined in Section 3(c)(vi) hereof) and (ii) with respect to seventy percent (70%) of the Return Target Option Shares if, upon the consummation of the Termination Event, the Total Equity Return (as defined in Section 3(c)(vii) hereof) as of the date of such Termination Event is equal to or greater than the Baseline Equity Return (as defined in Section 3(c)(i) hereof) and with respect to the remaining thirty percent (30%) of the Return Target Option Shares if, upon the consummation of the Termination Event, the Total Equity Return as of the date of such Termination Event is equal to or greater than the Target Equity Return (as defined in Section 3(c)(v) hereof). For the avoidance of doubt, the Return Target Option Shares shall expire, and shall not vest or become exercisable, if the Total Equity Return as of the date of a Termination Event is not equal to or greater than the Baseline Equity Return and none of the Return Target Option Shares shall vest if they are not vested as of the date of a Termination Event.

(c) Certain Definitions. Notwithstanding anything to the contrary contained in the Plan, the terms set forth below shall have the meaning indicated below for purposes of this Agreement.

(i) “Baseline Equity Return” means $1,256,400,000.

(ii) “Cash Proceeds” means the cumulative total of all cash distributions made to, or other cash proceeds received by, the Investors (excluding management or transaction fees and expenses, any other advisory fees and expenses, any board fees and expenses or any other expenses associated with the Investors’ investment in the Company) in respect of its ownership of Common Stock of the Company, for the period commencing on the date immediately following an IPO (as defined in Section 3(c)(iii) hereof) and ending on the date of the Termination Event, as determined by the Board acting in good faith. For any shares of Common Stock distributed by the Investors to any of their limited partners, portfolio companies, or employees, the Cash Proceeds attributable to the shares subject to such distribution shall be equal to the value required to be assigned to such shares pursuant to the terms of the definitive agreements between Investors and their limited partners as in effect at the time of the distribution.

(iii) “IPO” means an initial public offering and sale of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act.

(iv) “Residual Value” means the product of (A) the number of shares of Company Common Stock held by the Investors immediately following the Termination Event multiplied by (B) the thirty (30) day volume weighted average price of a share of Company Common Stock during the thirty (30) day period ending on the date immediately prior to the date on which the Termination Event occurs.

(v) “Target Equity Return” means $1,675,200,000.

(vi) “Termination Event” means the first date on which the Investors own less than twenty percent (20%) of the total number of shares of Common Stock that the Investors held as of the date immediately following an IPO.

(vii) “Total Equity Return” means the sum of the Cash Proceeds (as defined in Section 3(c)(ii) hereof) plus the Residual Value (as defined in Section 3(c)(iv) hereof), as determined by the Board acting in good faith. For purposes of calculating the Total Equity Return, all cash distributions made to the Investors will be net of all accrued but unpaid management fees and all expenses associated with the Investors’ investment in the Company business.

(d) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(e) Termination Event. Unvested Service Option Shares shall become fully vested upon the occurrence of a Termination Event so long as the Participant has not incurred a Termination prior to such Termination Event.

(f) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4. Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a) Termination due to Death or Disability. In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(f) hereof; provided, however, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 3(f) hereof.

(b) Involuntary Termination Without Cause. In the event of the Participant’s involuntary Termination by the Company without Cause, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(f) hereof.

(c) Voluntary Resignation. In the event of the Participant’s voluntary Termination (other than a voluntary Termination described in Section 4(d) hereof), the vested portion of the Option shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(f) hereof.

(d) Termination for Cause. In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination (as provided in Section 4(c) hereof) after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.

(e) Treatment of Unvested Options upon Termination. Any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5. Method of Exercise and Payment. Subject to Section 9 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised.

6. Competitive Activity.

(a) In the event that the Participant engages in Competitive Activity (as defined in Section 6(c) hereof), the Participant shall immediately forfeit, without any consideration being paid therefor, any outstanding portion of the Option (including both vested

Option Shares and unvested Option Shares). In addition, to the extent that the Participant engages in Competitive Activity following the date on which the Participant exercises any portion of the Option (i) the Company may repurchase from the Participant each share of Common Stock the Participant received in connection with such exercise for the lower of (x) the Per Share Exercise Price and (y) the Fair Market Value of such share as of the date of repurchase, and (ii) to the extent that the Participant has sold any shares of Common Stock the Participant received in connection with such exercise, the Participant shall be required to pay to the Company the excess, if any, of the price for which the Participant sold such share and the Per Share Exercise Price with respect to each share (less any taxes paid by the Participant on such excess; provided that to the extent the Participant receives a refund of any such paid taxes, the amount of such refund shall be subject to repayment to the Company pursuant to this Section 6(a)).

(b) For the avoidance of doubt, for a Competitive Activity to result in the provisions of Section 6(a) hereof to apply, such Competitive Activity must be undertaken during the Participant’s employment with the Company or any of its Subsidiaries or during the one year period after the Participant’s Termination for any reason.

(c) For purposes of this Section 6, “Competitive Activity” shall have the meaning ascribed to such term in any written offer letter or employment or severance agreement between the Company or any Subsidiary of the Company and such Participant or, in the absence of any such written agreement, shall mean, with respect to a Participant, during the term of such Participant’s employment with the Company or any of its Subsidiaries and during the one year period immediately following such Participant’s Termination, directly or indirectly, for himself or for any other Person, participating in any Competitive Business (as defined in this Section 6(c)) or any business in which the Company is engaged or in which the Participant is aware that the Company is planning to engage as of such Participant’s Termination; provided that the passive ownership by such Participant of not more than two and a half percent (2.5%) of the outstanding shares of any class of capital stock of a corporation which is publicly traded on a national securities exchange will not be deemed to be a Competitive Activity, so long as such Participant has no active participation in the business of such corporation. “Competitive Business” means any business in the geographic area set forth in the non-competition provision in any written employment or severance agreement between the Company or any Subsidiary of the Company and such Participant (or, in the absence of the designation of any such geographic area in any such written agreement, any geographic area or country where the Company or any Subsidiary of the Company generates revenues) engaged in the “Restricted Business” set forth in the non-competition provision in any written employment or severance agreement between the Company or any Subsidiary of the Company and such Participant (or, in the absence of the designation of any such “Restricted Business” in any such written agreement, in the provision of services in the electronic payment processing industry or related to any product, business, activity or service line of any person, entity or company that is in competition with any product, business, activity, or service line of the Company).

7. Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

9. Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to the Participant may, with the consent of the Committee, be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.

10. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

11. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

12. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

13. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

14. Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

15. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

16. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

17. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

20. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

21. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) neither this Award nor any past grants or awards give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, reduction in force or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRANSFIRST HOLDINGS CORP.

By:

Name:

Title:

PARTICIPANT

Name: